UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 13, 2015
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
and
2700 Colorado Avenue
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)    Compensatory Arrangements of Certain Officers.
On November 13, 2015, Lions Gate Films, Inc., a wholly-owned subsidiary of Lions Gate Entertainment Corp. (the “Company”), entered into an employment agreement with Brian Goldsmith to continue to serve as the Company’s Co-Chief Operating Officer. The agreement has a four-year term commencing October 1, 2015.
Also on November 13, 2015, Lions Gate Entertainment, Inc., a wholly-owned subsidiary of the Company, entered into an employment agreement with Wayne Levin to continue to serve as the Company’s Chief Strategic Officer and General Counsel. The agreement has a four-year term that will commence on April 1, 2016.
The following summaries of the new agreements for Mr. Goldsmith and Mr. Levin are qualified in their entirety by the provisions of these agreements, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.
Under their agreements, each executive will receive an annual base salary of $900,000 for the four-year term of the agreement. Each executive is also eligible for an annual incentive bonus, such bonus to be determined at the full discretion of the Compensation Committee in consultation with the Company’s Chief Executive Officer (with a portion of Mr. Goldsmith’s bonus being payable if certain earnings targets established by the Compensation Committee for the year are met). Additionally, in connection with their agreements each executive has been granted (i) 56,250 time-vesting restricted share units, (ii) 93,750 performance-vesting restricted share units, (iii) time-vesting options to purchase 101,250 of the Company’s common shares and (iv) performance-vesting options to purchase 168,750 of the Company’s common shares. Each of the performance awards is subject to an assessment of the executive’s performance over the 12 month period ending on the applicable vesting date (or, if the Compensation Committee so determines, the Company’s fiscal year that overlaps with such period), based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company’s Chief Executive Officer. The awards for Mr. Goldsmith vest in annual installments over a four-year period commencing September 30, 2016, and the awards for Mr. Levin vest in annual installments over a four-year period commencing November 13, 2016. Each employment agreement also provides for the executive to participate in the Company's usual benefit programs and perquisites for executives at his level.
The agreements also provide that, if the executive’s employment is terminated by the Company without cause (as defined in the agreement), the executive will be entitled to a severance payment equal to 50% of his base salary for the remainder of the term, but in no event less than the greater of 12 months of the executive’s base salary or the amount the executive would receive under the Company’s severance policy for non-contract employees that is in effect at the time of termination (the “severance policy”), a prorated bonus for the fiscal year in which his termination occurs and payment of the executive’s COBRA premiums for up to six months. In addition, if the executive’s employment is terminated by the Company without cause (or if the executive resigns for good reason within 12 months following a change in management, as such terms are defined in the agreement), the next vesting installment of the equity awards granted to the executive pursuant to the agreement, and 50% of the vesting installment that follows such next vesting installment, will generally become fully vested, in each case to the extent then outstanding and not otherwise vested. If the executive’s employment is terminated by the Company without cause or by the executive for good reason, and such termination occurs within 12 months after a change in control or a change in management, the executive would be entitled to a severance payment equal to 100% of his base salary for the remainder of the term (but in no event less than the greater of 12 months of the executive’s base salary or the amount the executive would receive under the severance policy), and, in the case of such a termination within 12 months after a change in control only, the equity awards granted to the executive pursuant to the agreement, to the extent then outstanding and unvested, would become fully vested. Such outstanding equity awards would also become fully vested if the executive’s employment terminates due to his death. The executive’s right to receive the severance payments and benefits under his agreement is subject to his execution of a release of claims in favor of the Company.

Item 9.01     Financial Statements and Exhibits.
(d)     Exhibits

Exhibit No.	Description
10.1	Employment Agreement between Lions Gate Films, Inc. and Brian Goldsmith dated November 13, 2015

10.2	Employment Agreement between Lions Gate Entertainment, Inc. and Wayne Levin dated November 13, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 19, 2015
LIONS GATE ENTERTAINMENT CORP.(Registrant)
By:    /s/ James W. Barge
Name: James W. Barge
Title: Chief Financial Officer